UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2023

PGT Innovations, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37971	20-0634715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Technology Drive
North Venice, Florida	34275
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 941 480-1600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PGTI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. John Kunz’s service with PGT Innovations, Inc. (the “Company”) as Senior Vice President and Chief Financial Officer of the Company terminated, effective close of business on February 27, 2023. The separation constitutes a termination without “cause” under the Employment Agreement entered into between the Company and Mr. Kunz dated April 8, 2022 (the “Employment Agreement”) and, as a result, Mr. Kunz is expected to receive severance payments and benefits in accordance with the terms and conditions of his Employment Agreement (except that the continued salary portion of his severance payments is expected to be paid in a lump sum instead of over a period of 12 months in accordance with the Company’s normal payroll practice), subject to his execution and non-revocation of a separation and release agreement.

As a result of Mr. Kunz departure, the Company has appointed Craig Henderson to the position of interim Chief Financial Officer (“interim CFO”), effective on the same date, to serve while the Board of Directors of the Company (the “Board”) conducts a formal search for a permanent Chief Financial Officer. Mr. Henderson joined the Company in 2021 as Vice President of Finance, with responsibilities for leading the Company's budgeting and planning and investor relations functions. Mr. Henderson brings over 20 years of experience in finance leadership in both manufacturing and tech companies. Prior to joining the Company, Mr. Henderson served as the Director of Financial Planning and Analysis, Business Development, and Treasurer for Trex Company, Inc. Mr. Henderson received a Bachelor of Business Administration in accounting from Stetson University.

In connection with his appointment as the interim CFO, the Compensation Committee determined that Mr. Henderson is entitled to receive an increase in his annual base salary of $54,000. No other material changes have been made to Mr. Henderson’s compensation in connection with his appointment as interim CFO.

There are no arrangements or understandings between Mr. Henderson and any other persons pursuant to which he was selected as an officer of the Company, and Mr. Henderson is not related to any other executive officer or director of the Company. Mr. Henderson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In addition, the Company announced leadership changes that included the promotion of certain named executive officers, effective February 27, 2023. No material changes were made to any named executive officer’s compensation in connection with the promotions. Additional information concerning the named executive officers is available in the Company’s Proxy Statement on file with the Securities and Exchange Commission.

A copy of the press release announcing the leadership changes is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release issued by PGT Innovations, Inc., dated March 2, 2023
104	Cover Page Interactive Date File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PGT INNOVATIONS, INC.

Date:	March 3, 2023	By:	/s/ Ryan S. Quinn
			Name:	Ryan S. Quinn
			Title:	General Counsel and Corporate Secretary